                                                              EXHIBIT 10.12


                    SECOND AMENDMENT TO CREDIT AGREEMENT



     This Second Amendment to Credit Agreement (this "Amendment") is entered into as of June 1, 1996, between Bank of America National Trust and Savings Association ("Bank") and Strouds, Inc. ("Borrower"), with reference to the following:

                                     RECITALS
                                     --------

     A. Bank and Borrower are parties to that certain Credit Agreement dated as of September 22, 1995, as modified by an amendment dated as of March 5, 1996 (as amended, the "Credit Agreement").

     B. The parties hereto now desire to further amend the Credit Agreement on the terms and conditions set forth below.


                                     AGREEMENT
                                     ---------

     NOW, THEREFORE, the parties hereto agree as follows:

     1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Credit Agreement.

     2.  AMENDMENTS.  The Credit Agreement shall be amended as follows:

         (a) In Paragraph 1.1 of the Credit Agreement, the definition "Availability Period" is amended in full to read as follows:

         "'Availability Period' means the period commencing on the date of the Agreement and ending on August 31, 1998."

         (b) In Paragraph 1.1 of the Credit Agreement, the definition "Credit Limit" is amended in full to read as follows:

         "'Credit Limit' means Thirty Million Dollars ($30,000,000); provided, however, that the Credit Limit shall increase to the amounts set forth below if (i) Borrower's Debt Coverage Ratio is not less than the ratio set forth below, and (ii) Inventory Days do not exceed the number of days set forth below, on each respective date set forth below; provided, further, that the calculation of the Credit Limit shall differ if and when Borrower incurs the Term Debt, all as further set forth below:



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

CREDIT LIMIT                    DEBT COVERAGE RATIO                 INVENTORY
WITHOUT TERM DEBT     8/96   11/96   2/97   5/97 & THEREAFTER       DAYS
-----------------     ----------------------------------------      ---------
$32,500,000           1.45   1.35    1.30   1.30                    200
$35,000,000           1.50   1.40    1.40   1.40                    200
$40,000,000           N/A    1.50    1.50   1.50                    200

CREDIT LIMIT WITH               DEBT COVERAGE RATIO                 INVENTORY
TERM DEBT             8/96   11/96   2/97   5/97 & THEREAFTER       DAYS
-----------------     ----------------------------------------      ---------
$32,500,000           1.35   1.25    1.20   1.20                    200
$35,000,000           1.40   1.30    1.30   1.30                    200
$40,000,000           N/A    1.40    1.40   1.40                    200

         (c) Paragraph 1.1 of the Credit Agreement is amended to add the definition "Debt Coverage Ratio" in alphabetical order as follows:

         "'Debt Coverage Ratio' means the ratio calculated pursuant to Paragraph 8.5 below."

         (d) Paragraph 1.1 of the Credit Agreement is amended to add the definition "Inventory Days" in alphabetical order as follows:

         "'Inventory Days' means the product of the aggregate value of the average value of Inventory (net of goods in transit) as set forth on Borrower's balance sheet for each of the twelve (12) months immediately preceding and including the last day of each quarterly accounting period, DIVIDED BY the cost of sales (excluding occupancy expense) for the twelve (12) months immediately preceding and including the last day of such quarterly accounting period MULTIPLIED BY 365 days."

         (e) Paragraph 1.1 of the Credit Agreement is amended to add the definition "Term Debt" in alphabetical order as follows:

         "'Term Debt' means additional term indebtedness from Lyon Credit Corporation in an amount not to exceed Four Million Dollars ($4,000,000)."

         (f) The first paragraph of subparagraph 2.3(e) of the Credit Agreement is amended in full to read as follows:

         "(e) In lieu of the interest rate related to the Reference Rate, Borrower may elect to have all or portions of advances under the Revolving Facility bear interest during each calendar quarter at the Offshore Rate plus the percentage points set forth below corresponding to Borrower's Debt Coverage Ratio as of the end of the immediately preceding quarterly accounting period; and further subject to the following requirements:

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

DEBT COVERAGE RATIO        DEBT COVERAGE RATIO         PERCENTAGE POINTS
WITH TERM DEBT             WITHOUT TERM DEBT
-------------------        -------------------         -----------------
>1.60                      >1.60                              1.25
>1.30 </equal 1.60         >1.40 </equal 1.60                 1.50
>1.10 </equal 1.30         >1.20 </equal 1.40                 1.75
</equal 1.10               </equal 1.20                       2.00"


         (g) The first paragraph of subparagraph 2.3(f) of the Credit Agreement is amended in full to read as follows:


         "(f) In lieu of the interest rate related to the Reference Rate, Borrower may elect to have all or portions of advances under the Revolving Facility bear interest during each calendar quarter at the LIBOR Rate plus the percentage points set forth below corresponding to Borrower's Debt Coverage Ratio as of the end of the immediately preceding quarterly accounting period; and further subject to the following requirements:

DEBT COVERAGE RATIO        DEBT COVERAGE RATIO         PERCENTAGE POINTS
WITH TERM DEBT             WITHOUT TERM DEBT
-------------------        -------------------         -----------------
>1.60                      >1.60                              1.25
>1.30 </equal 1.60         >1.40 </equal 1.60                 1.50
>1.10 </equal 1.30         >1.20 </equal 1.40                 1.75
</equal 1.10               </equal 1.20                       2.00"

         (h) Paragraph 3.1 of the Credit Agreement is amended in full to read as follows:


         "3.1 UNUSED COMMITMENT FEE. Borrower shall pay Bank a fee on any difference between the Credit Limit and the amount of credit Borrower actually uses, determined by the weighted average of the unused portion of credit provided under this Agreement during the period from the date on which the conditions in Paragraph 6.1(g) have been satisfied to the last day of the Availability Period. This fee is due on the last day of each quarter during such period. The fee will be calculated at the rate per annum set forth below corresponding to Borrower's Debt Coverage Ratio calculated as of the end of the immediately preceding quarterly accounting period:





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

DEBT COVERAGE RATIO        DEBT COVERAGE RATIO         PERCENTAGE POINTS
WITH TERM DEBT             WITHOUT TERM DEBT
-------------------        -------------------         -----------------
>1.60                      >1.60                              .25%
>1.30 </equal 1.60         >1.40 </equal 1.60                 .25%
>1.10 </equal 1.30         >1.20 </equal 1.40                 .375%
</equal 1.10               </equal 1.20                       .50%"

         (i) Paragraph 8.5 of the Credit Agreement is amended in full to read as follows:

         "8.5 DEBT COVERAGE RATIO. Achieve Income Available for Debt Service at least equal to the ratios set forth below for the periods set forth below TIMES the sum of interest expense, the current portion of long term debt, the current portion of capital leases, and Three Million Five Hundred Thousand Dollars ($3,500,000). This ratio shall be calculated (i) quarterly using the results of the then most recently concluded quarterly accounting period and each of the three (3) immediately preceding quarterly accounting periods, and
(ii) monthly using the results of the then most recently concluded month and each of the eleven (11) immediately preceding months ONLY until such time as Borrower achieves a Debt Coverage Ratio not less than 1.60; from which time this ratio shall thereafter only be calculated quarterly, as follows:

   (A) For       Quarterly        Quarterly     Monthly Ratio     Monthly
Quarters, 12     Ratio Without    Ratio With    Without Term      Ratio With
Months Ending    Term Debt        Term Debt     Debt              Term Debt
on, and (B)
for Months, 12
Months Ending
on or Before
and Not After:
--------------   -------------    ----------    -------------     ----------
06/01/96         1.30             1.15          1.20              1.05
08/31/96         1.30             1.15          1.20              1.05
11/30/96         1.20             1.10          1.10              1.00
02/29/97         1.20             1.10          1.10              1.00
05/31/97         1.20             1.10          1.10              1.00
08/31/97         1.30             1.20          1.20              1.10
11/30/97         1.40             1.30          1.30              1.20
02/28/98         1.60             1.50          1.50              1.40

         For purposes of this Agreement, "Income Available for Debt Service" means net income from operations and investments, after taxes, PLUS interest expense PLUS non-cash depreciation expense and non-cash amortization expense LESS treasury stock purchased LESS dividends paid;"

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
         (j) Paragraph 8.6 of the Credit Agreement is amended by addition of the following subparagraph (g):

         "(g)  the Term Debt;"

         (k) Paragraph 8.7 of the Credit Agreement is amended by addition of the following subparagraph (i):

         "(i) liens, security interests and encumbrances to secure the Term Debt; provided, however, no such lien, security interest or encumbrance shall lien, pledge or encumber the Collateral;"

         (l) Paragraph 8.8 of the Credit Agreement is amended in full to read as follows:

         "8.8 CAPITAL ASSETS. Not expend or incur obligations (including obligations incurred under any capital leases) for the acquisition of fixed or capital assets of more than the following amounts in the fiscal years indicated below:

          FISCAL YEAR                           AMOUNT
          -----------                           ------
     Fiscal year ended 1996                   $11,000,000

     Fiscal year ended 1997                   $17,000,000

     Fiscal year ended 1998                   $14,000,000;

provided, however, that the amount set forth above for the fiscal year ended 1998 shall be increased by the amount of the difference, if any, between $17,000,000 and the aggregate amount expended plus obligations incurred (including obligations incurred under any capital leases) for the acquisition of fixed or capital assets in Borrower's fiscal year ended 1997;"

         (m) The chart in Paragraph 8.11 of the Credit Agreement is amended in full to read as follows:

           "FISCAL YEAR                           AMOUNT
            -----------                           ------
     Fiscal year ended 1996                     $15,000,000

     Fiscal year ended 1997                     $17,500,000

     Fiscal year ended 1998                     $22,000,000"

         (n)  The following paragraph is added as Paragraph 8.22 of the Credit
Agreement:

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


         "8.22 INVENTORY DAYS. Not own and hold Inventory in excess of 220 Inventory Days; provided, however, that Borrower may hold Inventory not to exceed 230 days when calculated for the quarterly accounting period ending November 30."

     3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Bank that: (i) no Event of Default under Credit Agreement and no event which, with notice or lapse of time or both, would become an Event of Default has occurred and is continuing; (ii) Borrower's representations and warranties made under the Credit Agreement are true as of the date hereof; (iii) the making and performance by Borrower of this Amendment has been duly authorized by all necessary corporate action; (iv) no consent, approval, authorization, permit, or license is required in connection with the making or performance of this Amendment.



     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


BANK OF AMERICA NATIONAL                 STROUDS, INC.
TRUST AND SAVINGS ASSOCIATION



By: /S/DENNIS FORS                       By: /S/JONATHAN W. SPATZ
    --------------                           --------------------

Title:  Vice President                   Title: SENIOR VICE PRESIDENT
                                                ---------------------




















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